Consent of Independent Registered Public Accounting Firm

We consent to references to our firm under captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information each dated April 10, 2025 and each included in the Registration Statement (Form N-2, File No. 333-273954) of NXG Cushing Midstream Energy Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 29, 2025, with respect to the financial statements and financial highlights of NXG Cushing Midstream Energy Fund included in the Annual Report (Form N-CSR) for the year ended November 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 10, 2025